Exhibit 99.4

SAUL CENTERS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The pro forma consolidated statements of operations for the year ended December 31, 2010, and for the nine months ended September 30, 2011, present the pro forma results of operations as if the acquisitions had taken place as of the beginning of the respective period. The pro forma statements of operations illustrate the operating results of Kentlands Square II, Severna Park MarketPlace and Cranberry Square. Further explanation and details concerning the pro forma adjustments are included in the notes accompanying the financial statements.

Saul Centers, Inc. (the “Company”) acquired Kentlands Square II, Severna Park MarketPlace and Cranberry Square, each a shopping center property, on September 23, 2011 for an aggregate purchase price of $168.5 million.

The unaudited consolidated pro forma financial information is not necessarily indicative of what the Company’s actual results of operations would have been had these transactions been consummated on the dates indicated, nor is it intended to represent the Company’s results of operations or financial position for any future period. The pro forma results of operations for the periods ended December 31, 2010 and September 30, 2011 are not necessarily indicative of the results that may be expected for the year ended December 31, 2011.

The unaudited consolidated pro forma financial information should be read in conjunction with the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2011, announcing the property acquisitions; the consolidated financial statements and the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011; and the Statements of Revenues and Certain Expenses included as exhibits in this Current Report on Form 8-K/A. In management’s opinion, all adjustments, consisting of normal recurring adjustments, necessary to reflect these acquisitions and related transactions have been made.

Saul Centers, Inc.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands, except per share amounts)	Historical	Acquisition Adjustment	Pro Forma Adjustment		Pro Forma Consolidated
	(audited)	(unaudited)	(unaudited)		(unaudited)
Revenue
Base rent	$126,518	$9,124	$782	(a)	$136,424
Expense recoveries	29,534	2,384	—		31,918
Percentage rent	1,458	10	—		1,468
Other	6,036	207	—		6,243

Total revenue	163,546	11,725	782		176,053

Operating expenses
Property operating expenses	23,198	2,039	—		25,237
Provision for credit losses	1,337	150	—		1,487
Real estate taxes	17,793	1,255	—		19,048
Interest expense and amortization of deferred debt costs	34,958	—	4,528	(b)	39,486
Depreciation and amortization of deferred leasing costs	28,474	—	4,658	(c)	33,132
General and administrative	13,968	—	—		13,968

Total operating expenses	119,728	3,444	9,186		132,358

Operating income	43,818	8,281	(8,405)		43,694
Loss on early extinguishment of debt	(5,405)	—	—		(5,405)
Gain on casualty settlement	2,475	—	—		2,475
Acquisition related costs	(1,179)	—	(2,439	)(d)	(3,618)

Income from continuing operations	39,709	8,281	(10,844)		37,146

Discontinued Operations:
Loss from operations of property sold	(115)	—	—		(115)
Gain on sale of property	3,591	—	—		3,591

Income (loss) from discontinued operations	3,476	—	—		3,476

Net Income	43,185	$8,281	$(10,844)		40,622

Noncontrolling interest
Income attributable to noncontrolling interests	(6,422)				(5,835	)(e)

Net income attributable to Saul Centers, Inc.	36,763				34,787
Preferred dividends	(15,140)				(15,140)

Net income available to common stockholders	$21,623				$19,647

Per share net income available to common stockholders
Basic:	$1.18				$1.08

Diluted:	$1.18				$1.07

Dividends declared per common share outstanding	$1.44				$1.44

See accompanying notes.

Saul Centers, Inc.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2011

(Dollars in thousands, except per share amounts)	Historical	Acquisition Adjustment	Pro Forma Adjustment		Pro Forma Consolidated
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenue
Base rent	$101,280	$6,915	$586	(a)	$108,781
Expense recoveries	21,211	1,503	—		22,714
Percentage rent	1,037	8	—		1,045
Other	3,862	31	—		3,893

Total revenue	127,390	8,457	586		136,433

Operating expenses
Property operating expenses	18,289	1,077	—		19,366
Provision for credit losses	1,628	71	—		1,699
Real estate taxes	13,881	914	—		14,795
Interest expense and amortization of deferred debt costs	32,714	—	3,405	(b)	36,119
Depreciation and amortization of deferred leasing costs	25,308	—	3,493	(c)	28,801
General and administrative	10,402	—	—		10,402

Total operating expenses	102,222	2,062	6,898		111,182

Operating income	25,168	6,395	(6,312)		25,251
Acquisition related costs	(2,513)	—	—		(2,513)
Decrease in fair value of derivatives	(1,374)	—	—		(1,374)
Gain on casualty settlement	198	—	—		198

Net Income	21,479	$6,395	$(6,312)		21,562

Noncontrolling interest
Income attributable to noncontrolling interests	(2,268)				(2,286	)(e)

Net income attributable to Saul Centers, Inc.	19,211				19,276
Preferred dividends	(11,355)				(11,355)

Net income available to common stockholders	$7,856				$7,921

Per share net income available to common stockholders
Basic and diluted	$0.42				$0.42

Dividends declared per common share outstanding	$1.08				$1.08

See accompanying notes.

Saul Centers, Inc.

Notes To Pro Forma Consolidated Statement of Operations

Pro Forma Adjustments

For The Year Ended December 31, 2010 (unaudited) and

For The Nine Months Ended September 30, 2011 (unaudited)

(Dollars in Thousands)

(a)	Reflects amortization for above and below market lease intangibles.

(b)	In addition to other sources, the property acquisitions were funded, in part, by securing separate mortgages for each property and a short term bridge loan. The bridge loan was repaid in full approximately 45 days after purchase. For purposes of this pro forma, interest on the bridge loan has been omitted. Interest on the permanent financing is reflected in the amount of $4,476 and $3,366, along with amortization of debt costs of $52 and $39 for the year ended December 31, 2010 and the nine month period ended September 30, 2011, respectively.

(c)	Reflects the estimated depreciation that would have been recorded based on the depreciable basis of the acquired properties with asset lives of approximately 40 years in the amount of $3,185 and $2,388 for the year ended December 31, 2010 and for the nine month period ended September 30, 2011, respectively. Amortization of prepaid leasing, including in-place lease amortization, of $1,473 and $1,105 is also included for the year ended December 31, 2010 and for the nine month period ended September 30, 2011, respectively.

(d)	Reflects internal and external costs incurred to acquire the properties.

(e)	Reflects pro forma consolidated income less annual preferred dividends multiplied by the weighted average of the noncontrolling interests of 22.9% and 22.4% for the period ended December 31, 2010 and September 30, 2011, respectively.